Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contacts:	Medical Nutrition USA, Inc. Frank J. Kimmerling Vice President/CFO 800.221.0308 fkimmerling@mnidirect.net

DANONE TO ACQUIRE MEDICAL NUTRITION USA, INC.

ENGLEWOOD, NJ, June 11, 2010 — Medical Nutrition USA, Inc. (NASDAQ: MDNU and referred to herein as “MNI”), a developer and distributor of nutrition-medicine products, today announced that it has entered into a definitive merger agreement with Danone North America, Inc. (“Danone”), under which Danone will acquire all the outstanding shares of MNI for $4.00 per share in cash, in a transaction valued at approximately $62.3 million.

Under the terms of the merger agreement, a wholly owned subsidiary of Danone will merge into MNI, with MNI as the surviving corporation, and each outstanding share of common stock of MNI (other than dissenting shares) will be converted into the right to receive $4.00 per share, in cash.  This price represents a premium of 44% over the closing share price of MNI’s common stock on June 10, 2010.  The Board of Directors of MNI has unanimously approved the merger.  In addition, holders of shares of MNI common stock constituting a majority of MNI’s outstanding shares have executed and delivered to MNI written consents adopting the merger agreement, as a result of which the required stockholder approval of the merger has been obtained and no further action by MNI stockholders is required in connection with the transaction.

The closing of the merger is subject to the satisfaction or waiver of customary closing conditions, including the filing of an Information Statement on Schedule 14C in respect of the merger with the Securities and Exchange Commission, the distribution of the Information Statement to all of MNI’s stockholders, the absence of any legal restraint, injunction or other action that would prohibit the merger, and the absence of any event that constitutes a material adverse effect (as defined in the merger agreement) on MNI.  The transaction is expected to close early in the third calendar quarter.

“The merger is a wonderful opportunity for MNI customers, employees and shareholders alike,” Frank A. Newman, MNI Chairman and Chief Executive Officer said.  “It provides MNI stockholders with the opportunity to realize a substantial premium to MNI’s current share price, and the combination of Danone’s global reach and research in pediatric medical nutrition with MNI’s product leadership in nutrition medicine for the elderly represents a formidable coupling of complementary strengths that will benefit our customers and employees.”

Flemming Morgan, President of Medical Nutrition for Danone said, “I am delighted that the MNI team will be joining our medical nutrition division, including Nutricia North America.  MNI has developed solid access to the very promising long term care channel, while Danone’s medical nutrition products in the US are  mainly aimed at infants and distributed in pharmacies.  Because MNI’s competencies and successful product lines are so complementary to ours, the combination of the two businesses will reinforce Danone’s leadership in Advanced Medical Nutrition, and allow us to expand our reach and benefit the quality of life of more patients, particularly in the US.”

Please see the “Additional Information and Where to Find it” section below for further information regarding the merger that will be made available to all stockholders.

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Danone Announcement, page 2.

About Medical Nutrition USA, Inc.
Medical Nutrition USA develops and distributes products for the nutritionally at risk who are under medical supervision.  Its products are used primarily in long-term care facilities, hospitals, dialysis clinics and bariatric clinics.  The Company’s product lines include Pro-Stat®, Fiber-Stat®, UTI-Stat® and Diff-Stat® as well as private label products. Additional information is available at www.mdnu.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the merger between MNI and Danone, including future financial and operating results, objectives, expectations and intentions and other statements that are not historical facts.  Such statements are based on the current beliefs and expectations of MNI and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.  Statements made in the future tense, and words such as “anticipate”, “expect”, “project”, “continue”, “believe”, “plan”, “estimate”, “intend”, “will”, “may” and similar expressions are intended to identify forward-looking statements.  These statements are based on current expectations, but are subject to certain risks and uncertainties, many of which are difficult to predict and are beyond the control of MNI.  Relevant risks and uncertainties include those referenced in MNI’s filings with the Securities and Exchange Commission (the “SEC”) which can be obtained as described in “Additional Information and Where to Find It” below.  Risks and uncertainties relating to the merger include:  failure to consummate or delay in consummating the merger; changes in laws or regulations; and changes in general economic conditions.  These risks and uncertainties could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and therefore should be carefully considered.  The information contained in this press release is as of June 11, 2010.  Except to the extent required by law, MNI assumes no obligation to update any forward-looking statements contained in this press release as a result of new information or future events or developments.

Additional Information and Where to Find It
In connection with the merger, MNI will file with the SEC an Information Statement on Schedule 14C, which will include additional information about the parties to the merger.  The Information Statement will be mailed to stockholders of MNI.  MNI stockholders are encouraged to read the Information Statement and other relevant materials filed with the SEC carefully because they will contain important information about MNI and the merger.

The Information Statement will be, and other documents filed or to be filed by MNI with the SEC are or will be, available free of charge at the SEC’s web site (www.sec.gov), by accessing MNI’s website at www.mdnu.com, under the heading “Investor Relations / Financial Information,” and from MNI by directing a request to Medical Nutrition USA, Inc., 10 West Forest Avenue, Englewood, New Jersey 07631, Attention: Investor Relations.

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